Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229176 on Form S-3, and Registration Statement No. 333-84689 for the Steelcase Inc. Deferred Compensation Plan and Registration Statement Nos. 333-46711, 333-50964, 333-102361, 333-146530, and 333-257944 for the Steelcase Inc. Incentive Compensation Plan, all on Form S-8, of our report dated April 14, 2023 (September 22, 2023, as to the change in segment reporting disclosed in Notes 1, 2, 4, 11, 19, 20, and 21) relating to the financial statements of Steelcase Inc. and subsidiaries, appearing in this Current Report on Form 8-K dated September 22, 2023.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
September 22, 2023